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                                                                    Exhibit 99.1



                            DISTRIBUTORSHIP AGREEMENT

        This Agreement made this 3 day of March 1993.



BETWEEN:                ADELAIDE HOLDINGS, INC.
                        (hereinafter referred to as "Adelaide")
                        located at 11098 Biscayne Boulevard,
                        Suite 403,
                        Miami, Florida 33161.

                                     - and -

                                  PAUL ESPOSITO
                                239 BEDFORD ROAD
                          BEDFORD HILLS, NEW YORK 10507




                        (hereinafter referred to as "Distributor"):


                        WITNESSETH:

                        WHEREAS, ADELAIDE owns the rights to manufacture, distribute and sell a fully automated french fry vending machine;

                        WHEREAS, ADELAIDE is the owner of a distinctive type of marketing, preparation and vending machine sale of Adelaide french fry food products; and;

                        WHEREAS, ADELAIDE has developed and adopted for its own use and for the use of its Distributors a unique system of Adelaide product preparation and vending machine sale, consisting in part of the unique french fry vending machines, distinctive advertising, signs, food presentation and formula secret recipes (collectively the "Products"); and

                        WHEREAS, in addition to valuable goodwill, Adelaide owns the valuable trade name and design of Adelaide in addition to various patents, trademarks, service marks, copyrights, tradenames, slogans, designs, insignia, emblems, symbols, package designs, logos and other proprietary identifying characteristics (collectively, the "Adelaide Marks") used in relation to and in connection with the Products, and

                        WHEREAS, DISTRIBUTOR wishes, upon the terms and conditions hereinafter set forth, to enter into the business of distributing Adelaide Products on an exclusive basis in the Territories of STATES OF NEW YORK, MASSACHUSETTS, NEW HAMPSHIRE, VERMONT, CONNECTICUT, RHODE ISLAND, MAINE and to benefit from the expertise and experience of Adelaide in its field; and


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                        WHEREAS, ADELAIDE is willing to permit Distributor to
use Adelaide marks as aforesaid, together with the retail sale of Adelaide French Fry Vending Machine and its products upon the terms and conditions hereinafter set forth.

                        NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and promises herein expressed for other good and valuable consideration, receipt whereof is hereby acknowledged, do hereby agree as follows:

                                    ARTICLE I
                            DISTRIBUTORSHIP AGREEMENT

A. Subject to the provisions of this Agreement and the performance of its covenants and obligations, Adelaide hereby grants Distributor an exclusive right and license to distribute all Adelaide Products and to use the Adelaide Marks in the retail sale thereof within the territorial boundaries set forth and more particularly described in Schedule "A" attached hereto and forming part of this Agreement (the "Territory") for a term of ten (10) years commencing the 5 day of March 1993.

        The parties specifically acknowledge and agree that the restriction of operation to the Territory identified herein is an essential and indispensable term of this Agreement.



                   DISTRIBUTORS'S SPECIFIC TERRITORIAL RIGHTS

        1. The Distributor shall have the exclusive right in his Territory to sell the Adelaide French Fry Vending Machine and Adelaide's attendant Products to all users in the Territory.

        2. In the event that Adelaide machines are sold by the parent company for use in the Distributor's Territory, the Distributor shall earn its full Distributors's profit. This provision is contingent upon his consent to supply and service these machines.

        3. The Distributor shall receive its full profit if machinery is sold to clients in his Territory for installation in areas outside of his Territory. Except that in the event the machinery is sold into another Distributor's Territory, the Distributor profit shall be seventy (70%) percent to the originating Distributor and thirty (30%) percent to the Territorial Distributor.

        4. The Distributor in his exclusive Territory will receive thirty (30%) percent of the full Distributor's profit in such event that there are installed in his Territory Adelaide machines resulting from national accounts having locations in various Territories throughout the country.

        A national account is defined for the purposes of clarity, a national theater chain, a national retail chain or any entity that has locations in more than four states. The Distributor in order to earn the national account Distributor's profit is obligated to supply and service these locations.

                                    ARTICLE II
                             OBLIGATIONS OF ADELAIDE


Adelaide agrees to assist Distributor in distributing Products by way of retail sale in the following manner:


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A.      Adelaide will conduct, at no charge, certain sales and maintenance training programs in its headquarters training school which Distributor and one key employee may attend. All costs and expenses incurred by Distributor in traveling to or attending the training program shall be borne by Distributor.

B. Adelaide agrees to provide to Distributor, as it is available from time to time, exchange of information relating to the Products and additional types of products as may be authorized by Adelaide from time to time for sale pursuant to this Agreement, and which, when authorized, will also constitute "Products" for all purposes herein, at such times and in such detail as Adelaide shall deem appropriate.

                                   ARTICLE III
                            CONFIDENTIAL INFORMATION

A. The parties hereto covenant and agree that any Confidential Information disclosed to the Distributor relating directly or indirectly to the vending machines and their component parts of the ingredients, preparation or sale of any of the Products will remain the property of Adelaide at all times and will, if disclosed in any tangible format, be returned to Adelaide upon demand and, in any event, UPON TERMINATION OF THIS AGREEMENT.

B. It is expressly understood and agreed by Distributor that the confidential Information described above constitutes highly confidential trade secrets and Distributor agrees that neither he nor any of his employees will reveal any of such Confidential Information being revealed or reproduced.

                                   ARTICLE IV
               STANDARDS OF OPERATION AND SUPERVISION BY ADELAIDE

A. Distributor agrees to conduct its business in a manner consistent with the standards set forth in this Agreement. It is expressly understood that these standards may change from time to time, and are in addition to and not in substitution for any standards set forth in this Agreement.

B. In order to preserve the value and goodwill of Adelaide and related goodwill of other Adelaide Distributors and to promote the purpose of this Agreement, the parties hereto agree as follows:

        1. Distributor will use and distribute the Products as herein contemplated strictly in accordance with the terms of this Agreement.

        2. Unless approved in writing by Adelaide, Distributor will not develop, produce, sell, advertise for sale or give away any product which might reasonably compete with the Products and all food Products will be prepared in accordance with the specific formulas or utilizing the ingredients purchased from or specified by Adelaide. It is expressly understood that the conditions and restrictions expressed herein are for the purposes of ensuring quality control, health and safety standards and uniformity of Products sold in conjunction with the Adelaide Marks.

        3. Adelaide may from time to time offer guidance to Distributor relative to retail prices for Products offered for retail sale that in Adelaide's judgment constitute good business practice.

        4. Distributor will use its best efforts to see to it that its customers maintain suitable signs (which signs shall be approved by Adelaide) at, on or near the front of any premises within which its french fry vending machines are located, describing the premises having Products available for retail sale.


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                Any translation from the English language or deviation from
Adelaide approved designs contained in such sign shall require the prior written approval of Adelaide.

        5. It is the Distributor's responsibility to ensure that all food products sold by Distributor hereunder will be of the highest and safest quality, and the service relating to any such sale hereunder will comply with the instructions and standards provided by Adelaide in preparing the food Products, or with any other further written requirements of Adelaide as they are communicated to Distributor from time to time.


        6. It is the Distributor's responsibility to ensure that it will maintain all french fry vending machines by which its business is conducted in conformity with the high quality, style and cleanliness required of similar french fry vending machines now operated in connection with Adelaide Marks and will be responsible that the operation of such machines by its customers be conducted in a clean, orderly, legal and respectable standard of business including, without limitation, cleaning and sanitation of the french fry vending machines, disposal of stale, spoiled or unmerchantable food Products, replacement of cooking oil at specified intervals, replacement or repair of display merchandise, replacement of outdated or obsolete machines (including its component parts), equipment and signs. Distributor shall see that its customers comply with all applicable ordinances, health and safety regulations, laws and statutes governing the operation of such premises and the sale of products, including all criminal and quasi-criminal laws and regulations.


C. Adelaide or Adelaide's supervisory personnel shall have the right to enter upon any premises in which Distributor conducts its business at any reasonable time for the purposes of examining, conferring with Distributor's employees, inspecting and checking perishable and non-perishable food supplies, vending machines, and other equipment and in determining whether the distribution of Product is being conducted in accordance with the aforesaid standards and within the terms of this Agreement. In the event any such inspection indicates a deficiency or unsatisfactory condition or conditions, Distributor shall, within forty-eight (48) hours and, if not capable of being corrected or repaired within such time, shall within such period of time commence such correction or repair and thereafter diligently pursue the same to completion. In the event of failure of Distributor to comply with the foregoing obligations to correct and repair, Adelaide, in addition to any other remedies conferred in this Agreement, shall have the right to forthwith make or cause to be made, such corrections or repairs, the expenses thereof, including board, lodging, wages and transportation of Adelaide personnel, attorneys' fees and other living expenses, shall be paid by the Distributor immediately upon billing by Adelaide. Nothing in this paragraph shall in any way limit Adelaide's other rights hereunder.

                                    ARTICLE V
                            COMMENCEMENT OF BUSINESS

A. Distributor agrees to obtain, prior to commencement of its distribution business, pursuant to this Agreement, all licenses, approvals, inspections, permits or any other certification which may be required by any competent public authority for the lawful operation of its business and to keep the same in good standing during the term hereof.

                                   ARTICLE VI
                   USE OF ADELAIDE NAME, MARKS AND ADVERTISING

A. During the term of this Agreement, and any renewals hereof, Distributor shall advertise sale of the Products under the trade name of "Adelaide's Hot French Fries" and will diligently promote and


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make every reasonable effort to steadily increase sales of the Products by proper use of all advertising media.

B. No design, advertisement, sign or form of publicity, including form, color, number, location and size, shall be used by Distributor in connection with sale of the Products unless the same shall have been first submitted to Adelaide and approved in writing. Upon notification from Adelaide, Distributor will cause to be removed any objectionable advertising material and, if required, cause to be published any retraction in a form and manner consistent with that of the objectionable advertising materials. In the event said materials are not removed within seven (7) days after notice, Adelaide or its authorized agents, may at any time, enter upon Distributor's premises, or elsewhere and remove any objectionable advertising material and may keep or destroy such materials without paying therefore and without being guilty of trespass or other civil or criminal wrong.

C. All printed materials, including, but not limited to, product carrying bags, product wrapping, cups, napkins, posters or other printed material used in connection with the distribution by retail sale of the Products shall bear Adelaide Marks as suggested by Adelaide, and such use will indicate that Adelaide Marks are registered Marks.

D. Distributor shall act prudently and in conformity with all laws, regulations, ordinances, or other requirements which may affect the utilization of the Adelaide Marks to ensure that the Marks are not jeopardized, diminished or damaged in any manner and Distributor agrees to indemnify and save harmless Adelaide for any damage or expense occasioned directly or indirectly by Distributor's improper use of said Marks.

E. Any contractual arrangement of any kind for advertising under the trade name "Adelaide's Hot French Fries" or utilizing the Adelaide Marks, entered into by Distributor shall expressly provide for termination with no greater than then
(10) days written notice.

                                   ARTICLE VII
                                 ADELAIDE MARKS

A. Adelaide hereby grants to Distributor for the term of this Agreement the exclusive right and license to use the Adelaide Marks within the Territory but only in connection with the distribution of Adelaide Products which Distributor is permitted to sell hereunder and the extent and manner of use of the Adelaide Marks shall be subject to Adelaide approval.


B. Distributor shall not be entitled to assign or sublicense his rights to use the Adelaide Marks without the consent and approval of Adelaide.

C. Upon execution of this Agreement, Distributor shall cooperate with Adelaide and shall do all things reasonably required in making whatever application, if any, as required by law to register Distributor as a "Registered User" of the Adelaide Marks and Distributor shall sign any document necessary for the purpose. The cost of such application (and of any application to cancel such registration at the end of the term of this Agreement) shall be borne by Distributor.

D. Distributor shall notify Adelaide forthwith in writing of any counterfeiting or infringement of the Adelaide Marks which may come to Distributor's attention. Should any such infringement or alleged infringement occur:

        1. The commencement, defense, and conduct of any such proceedings shall be initiated by Distributor. If requested by Adelaide, Distributor will


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                furnish all reasonable assistance to Adelaide in such
                proceedings and agrees to share equally with Adelaide in the costs of any such proceedings.

E. Distributor agrees not to use the words "Adelaide" or any other work, design or device forming or forming any part of any of the Adelaide Marks:

        1. During the term of this Agreement, otherwise than as herein authorized; or
        2.      After termination of this Agreement, in any manner.

                                  ARTICLE VIII
                             UNIFORMITY OF PRODUCTS


A. The reputation and goodwill of Adelaide products is based upon, and can be maintained and enhanced, only by the sale of consistently high quality Products to the satisfaction of customers who rely upon the uniformly high quality of such products. Distributor therefore agrees that all food Products offered for sale in the vending machines and paper goods, supplies and other materials utilized in connection with the food products shall be purchased directly from Adelaide.

B. In order to establish uniformity of taste and quality of the Products, Adelaide has developed and will continue to develop recipes and formulas of ingredients, which ingredients will be made available to Distributor. Such products will be purchased by Distributor at the prevailing prices from time to time, FOB Miami, Florida, and will be utilized by Distributor exclusively as specified by Adelaide unless products not supplied by Adelaide but must be approved by Adelaide and compensated for its loss of profit on product.

C. Distributor agrees that he will not offer any food product or utilize any paper goods, supplies or other materials, or any equipment, signage, display cases or other items which may compete with the Products and which are not purchased from Adelaide or any supplier that is not currently approved by Adelaide.

                                   ARTICLE IX
                         FEES AND FINANCIAL OBLIGATIONS

A. In consideration of the right to distribute Products granted herein, Distributor agrees upon execution of this Agreement, to pay to Adelaide, the sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND ($1,250,000.00) DOLLARS, as consideration solely for the right to distribute Products and which right shall be acquired, in full, upon execution of this Agreement by Adelaide whereupon such fee shall be fully earned and non-refundable under any circumstance whatsoever and subject to fee payment Schedule "B".

B. It is expressly agreed between the parties that as consideration for the grant of distribution rights hereunder by Adelaide to Distributor and as an express condition of such grant, that Distributor purchase from Adelaide a minimum number of french fry vending machines upon the terms and conditions set forth on Schedule "B" attached hereto and forming a part of this Agreement.

C. Unless otherwise specified herein, all amounts stated herein or payments to be made to

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Adelaide under this Agreement shall be in U.S. Dollars. Such payments shall be made in such manner as is specified from time to time by Adelaide but may include, but without limiting the generality of the foregoing, bank wire transfer, or certified check delivered to Adelaide accounts at such place as Adelaide may from time to time designate.

                                    ARTICLE X
                                   DISTRIBUTOR


A. Distributor acknowledges that the Adelaide Products are unique and distinctive and have been developed by Adelaide at great effort, time and expense; that Distributor has regular and continuing access to valuable and confidential information, training and trade secrets regarding the Products; and that Distributor recognizes his obligation to fully develop his territory for sales of the Products and accordingly agrees as follows:

        1. During the term of this Agreement and any renewal thereof, Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, except with the prior written consent of Adelaide, engage in the sale of any french fries vending machine or supplies therefore, other than Adelaide's.

        2. During the term of this Agreement, or upon expiration or termination of this Agreement, divulge any aspect of the Products whether expressly stated to be confidential or otherwise to any person.

                                   ARTICLE XI
                              TRANSFER OF INTEREST

A. This Agreement shall enure to the benefit of the successors and assigns of Adelaide and may be so assigned at any time.

B. Adelaide shall not unreasonably withhold its consent to any transfer or assignment which is subject to the restrictions of this Article, provided, however, that Adelaide shall not be required to give its consent unless, in addition to the requirements of Article IV hereof, the following conditions are met prior to the effective date of the assignment:

        1.      For all proposed transfers or assignments:

                (a) Distributor shall not be in default under any provision of the terms of this Agreement or any other agreement ancillary to this Agreement, and shall have continuously distributed products for a period of not less than twelve (12) months;
                (b) Distributor has executed a general release in a form prescribed by Adelaide of any and all claims against Adelaide;
                (c) The proposed assignee executes such other documents as Adelaide may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by


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                        distributor;
                (d) The proposed assignee executes such other documents as Adelaide may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by distributor;

                (e) A transfer fee has been paid to Adelaide in an amount equal to five per cent (5%) of the aggregate cash or cash valued consideration paid by the assignee to assignor for the distribution rights, to defray its reasonable costs and expenses in connection with the transfer, including without limitation, the cost of legal and accounting fees, credit and investigation charges, evaluations, retraining and additional supervision. It is agreed that the original cost of the territory will be deducted.

C. Upon the death or permanent incapacity of a Distributor the following shall apply:

        1. Adelaide shall have the right, within thirty (30) days of the date upon which Adelaide is notified of such death or incapacity (if consistent with applicable local laws) to purchase the interest or any part thereof for cash at the appraised value, such purchase to be completed within sixty (60) days.

        2. If Adelaide declines to elect to purchase the interest, within thirty (30) days of the date upon which Adelaide is notified of such death or incapacity, the interest may be transferred within a further sixty (60) days by sale to a third party meeting Adelaide's then current criteria for new distributors, provided that the requirements of paragraph D of this Article are met. If a transfer to an approved transferee cannot be effected within a further one hundred and twenty (120) days, this Agreement shall terminate and automatically.

        3. No sale or transfer of the interest shall be approved by Adelaide unless the incapacitated Distributor or personal representative has agreed to reimburse Adelaide for the reasonable costs and expenses it has incurred or may incur in providing (at Adelaide's option) one or more interim Distributors to manage the business until a transfer of the interest is effected, if Adelaide determines, in its discretion, that such supervision is necessary or desirable.

D. Adelaide's consent to a transfer of any interest subject to the restrictions of this Article shall not constitute a waiver by Adelaide of the right to distribute products granted herein, nor shall it be deemed a waiver of Adelaide's right to demand exact compliance with any of the terms of this Agreement by the assignee. The document effecting the transfer or assignment of any interest subject to the restrictions of this Article shall specifically provide that Distributor's obligations hereunder shall continue in full force and effect notwithstanding any such disposition.

E. If Distributor has received and desires to accept any bona fide offer to purchase his or its distribution rights hereunder, Distributor or such person shall notify Adelaide in writing of the purchase price and terms of such offer, and Adelaide shall have the right and option (subject to any limitations of applicable local laws exercisable within thirty (30) days after receipt of such written notification), to send written notice to Distributor or such persons that Adelaide or its designee intends to purchase Distributor's interest on the same terms and conditions offered by the third party. Any material change in the terms of an offer prior to closing shall result in a new notification as in the case of the initial offer. Adelaide's failure to exercise the option afforded by this paragraph G of this Article shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.

                                   ARTICLE XII


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                                     DEFAULT

A. In addition to those events herein before stated to be events of default, it is agreed that the rights granted to Distributor pursuant to this Agreement may be terminated forthwith with notice upon the happening of any one or more of the following events, except that Adelaide must be in compliance with the terms and conditions of this distribution agreement:

        1. If the Distributor fails to comply with any of the terms and conditions of this Distributorship Agreement and such failure to comply continues for a period of thirty (30) days after written notice thereof has been given to the Distributor.

        2. If the Distributor fails to comply with any of the terms and conditions of any other agreements entered into pursuant to or collateral to this Agreement.

        3. If the Distributor shall be adjudicated a bankrupt or become insolvent, or if a receiver or other person with like powers shall be appointed (whether temporary or permanent) to take charge of all or substantially all of the Distributor's assets, or if the Distributor shall make a general assignment for the benefit of creditors or a proposal under the Bankruptcy Act (or any similar or successor Act), or commence any proceedings to wind-up, liquidate, or dissolve the distributor's business.

        4. If any judgement or judgments in excess of ONE THOUSAND DOLLARS ($ 1,000.00) or any legal tax lien against the Distributor remains unsatisfied or unbonded of record in excess of thirty (30) days, or if the Distributor shall commit or suffer any default under any security instrument.

        5. Other than amounts to be paid to Adelaide wherein the provisions of subsections (a) and (b) above respecting default shall apply, if the Distributor does not pay any other indebtedness incurred in connection with the operation of the business through which the products are maintained and sold and such indebtedness is not paid within seven (7) days of notice from Adelaide.

        6. If the Distributor fails to continuously and actively operate its distributorship throughout the Territory.

        7. If the Distributor falsifies any statement or report furnished to Adelaide or otherwise deliberately provides false information to Adelaide; or if the Distributor is convicted of a felony or other crime or impairs the goodwill associated with Adelaide's Marks.

        8. If the Distributor commits acts of default for which notices of default have been served more than four times in any one calendar year during the term, notwithstanding that such defaults may have been cured.

        9. If the Distributor does not order and complete the purchase of the french fry vending machines it is required to purchase pursuant to the terms of this Agreement in the manner and at the times therein specified.

        10. If the Distributor does not complete the training course to be taken by the Distributor prior to distributing food product to the public to the satisfaction of Adelaide.

        11. Distributor will pay all attorney's fees as between an attorney and his own client, accounting fees and court costs incurred by Adelaide in the event of a violation by Distributor of this agreement.


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         12. In case of a breach or a threatened breach of the terms of this
Agreement by Distributor, Adelaide shall, in addition to any other remedy it may have, and notwithstanding any other provision hereof, be entitled to an injunction restraining Distributor from committing or continuing to commit any breach of this Agreement, without showing or proving any actual damage sustained by Adelaide, which damage is hereby conclusively acknowledged.

                                  ARTICLE XIII
                        RIGHTS AND OBLIGATIONS OF PARTIES
                          ON TERMINATION OF EXPIRATION

A. Upon termination or expiration of this Agreement for any reason whatsoever, Distributor will immediately discontinue use of all trade names, trademarks, signs, forms of advertising, printed material and all other indicia of operation as an Adelaide Distributor from its operations. In addition, Distributor will discontinue use of the Adelaide color scheme. If the Distributor shall fail or omit to make or cause to be made such discontinuance within seven (7) days after termination or expiration of this Agreement, then Adelaide, in addition to any other remedy it may have, shall have the right to enter upon premises and to make or cause to be made such removal of signs, trademarks, trade names and other indicia of operation subject to removal and such removal shall be conducted at the sole expense of Distributor (without being deemed guilty of trespass or any civil wrong) which expense the Distributor agrees to pay on demand.

B.      Adelaide may retain all fees paid pursuant hereto.

C. Any and all obligations of Adelaide to Distributor under this Agreement shall immediately cease and terminate.

D. In no event shall termination or expiration of this Agreement for any reason whatsoever affect Distributor's obligation to take or abstain from taking action in accordance with this Agreement.

E. It is understood by Distributor that rights in and to Adelaide's Marks and any part thereof or addition thereto and the use thereof shall be and remain the property of Adelaide and Distributor shall confirm same in writing and shall further assign, transfer and convey to Adelaide by such instrument in writing as may be requested, all additional rights which may be acquired, if any, by reason of the use of said name of Distributor.

F. Adelaide shall have the option to purchase, at Distributor's cost less twenty-five (25) percent, all or any portion of inventory of any kind bearing the Adelaide's Marks, including, but not limited to, french fry vending machines, equipment, vehicles, and any other items Distributor may have in stock at the time of such termination or expiration.

G. Distributor shall cause immediate discontinuance of all advertising or other public display or publication of the word "Adelaide" and, in the event that such action is not taken by Distributor, Distributor hereby constitutes irrevocably Adelaide as Distributor's attorney to carry out such acts at Distributor's sole expense.

H. Distributor will immediately pay any and all amounts owing to Adelaide and its subsidiaries and affiliates.


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I.      Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the preparation or sale of any Adelaide or other approved Adelaide product, or have any employment or interest in a firm engaged in the preparation or sale of such products within the Territory or within thirty (30) miles of any other Distributor's exclusive or non-exclusive territory for a period of three (3) years following such termination. Distributor acknowledges and agrees that this restriction upon subsequent activities is necessary in view of the Confidential Information and expertise Distributor will acquire pursuant to the terms of the Agreement and will cause Adelaide irreparable and substantial damage in the event of breach of these provisions. The Distributor has the option to cancel this Agreement by giving notice of six (6) months without refund of payments for Distributorship already paid.

                                   ARTICLE XIV
                                    INSURANCE

A. Distributor agrees to place and keep in effect during the life of this Agreement, with an insurance company approved by Adelaide, public liability in amounts no less than ONE MILLION DOLLARS ($1,000,000.00), in case of damage or injury to one person, no less than ONE MILLION DOLLARS ($1,000,000.00), in case of damage or injury to more than one person, property damage insurance of ONE MILLION DOLLARS ($1,000,000.00) in case of damage or injury to one person (Proof of insurance coverage should be furnished to Adelaide prior to the delivery of the first machine).

B. It is specifically agreed that insurance coverage required to be kept in effect by the terms of this paragraph shall be subject to review by Adelaide in order to ensure adequate insurance protection throughout the term of this Agreement. Adelaide may, from time to time, and in its sole discretion, require Distributor upon thirty (30) days written notice to obtain additional insurance beyond the aforementioned requirements of this paragraph.

                                   ARTICLE XV
                           INDEMNIFICATION OF COMPANY

        Distributor agrees to protect, indemnify, and save Adelaide, its affiliates, subsidiaries, partners, stockholders, directors, officers and employees of its partners harmless from any and all loss, damage, liability, expenses, attorney's fees and costs incurred by any of them because of any action, matter, thing, or conduct relating to Distributor and Distributor's business or its agents, servants, employees, customers and guest in, on, or connected with the preparation, cooking and sale of products.

                                   ARTICLE XVI
                             APPEARANCE OF MACHINES

        Distributor shall see to it that all machines in the Distributor's Territory are in good repair, and shall refurbish, tidy, and maintain each Adelaide french fry vending machine as necessary or as required by Adelaide in order to ensure that at all times a first class, safe and reputable Product is provided to the public.


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                                  ARTICLE XVII
                              RENEWAL OF AGREEMENT

        Unless terminated as herein otherwise provided, Distributor shall have the option, pursuant to such procedures as may be required by Adelaide at the expiration of the initial term of this Agreement, to renew the license granted hereunder at each ten (10) year expiration date as long as all contractual conditions are met hereof by executing Adelaide's then-current form of Distributorship Agreement provided that:

        1. Distributor gives Adelaide written notice of its election to renew not less than three (3) months nor more than nine (9) months prior to the expiration of the then current term and, Distributor executes a general release under seal, in a form prescribed by Adelaide, of any and all claims against Adelaide, its affiliates, stockholders, directors, officers and employees, and

        2. Distributor at the time of notice of election to renew and at the end of the then-current term is not in default of any of the terms or conditions of this Agreement or any other Agreement between Distributor and Adelaide or its affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement, and

        3. All of Distributor's accrued monetary obligations to Adelaide and its subsidiaries and affiliates have been satisfied prior to renewal, and timely met throughout the term of this Agreement.

        Upon renewal of this Agreement, no additional distributorship fee will be due. However, it is specifically agreed that Distributor will, upon renewal, be charged by Adelaide a sum which shall be equal to Adelaide's estimated costs incurred in connection with such renewal plus an administrative fee equal to fifteen (15%) percent of such costs. Furthermore, Distributor acknowledges the terms of the Adelaide then current form of Distributorship Agreement.

                                      XVIII
                             RELATIONSHIP OF PARTIES

A. Adelaide and Distributor are not and shall not be considered as joint venturers, partners, or agents of each other, or anything other than Manufacturer and Distributor and neither shall have the power to bind or obligate the other as set forth in this Agreement.

B. The parties further agree that their relationship created by this Agreement is not a Fiduciary relationship.

                                   ARTICLE XIX
                          DISTRIBUTOR'S RESPONSIBILITY


A. Distributor acknowledges that his success in the distribution of products contemplated to be undertaken by Distributor pursuant to this Agreement is speculative and depends primarily upon the ability of Distributor as an independent business organization. Distributor acknowledges that neither Adelaide nor any other person has guaranteed or warranted that Distributor will succeed in the operation of this business venture.

B. Distributor further acknowledges that there have been no representations, promises or guarantees of warranties of any kind made by Adelaide or its agents or representatives to induce Distributor to execute this Agreement, except as specifically set forth in this Agreement and further that Distributor has received all information which he has requested concerning the business operation of Adelaide which, in the opinion of Distributor, is necessary to decide whether to enter into this Agreement.

                                   ARTICLE XX
                                     NOTICES

A. All notices to Adelaide required by the terms of this Agreement shall be sent by registered mail, addressed to Adelaide at its office at:

                            11098 Biscayne Boulevard
                                   Suite #403
                              Miami, Florida 33161

(or such other address as Adelaide shall designate in writing) or by telefax, telecopy or other electronic means of communication to such address.

B. All notices to Distributor required by the terms of this Agreement shall be personally delivered to or sent by registered mail, addressed to the Distributor at:

PAUL ESPOSITO, 239 BEDFORD ROAD, BEDFORD NEW YORK 10507 (or such other address as Distributor shall designate in writing) or by telefax, telecopy or other electronic means of communication to such address.

C. All notices to either party required by the terms of the Agreement shall be deemed to have been received:

        (i) in the case of hand delivery or telefax, telecopy or other electronic communication, upon actual receipt thereof (and not the date of receipt of confirming mail); and


        (ii)      in the case of notice sent by registered mail, ten
(10) business days after the date of mailing.

                                   ARTICLE XXI
                    INTERPRETATION AND EXECUTION OF AGREEMENT


A. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

B. This instrument contains the entire Agreement of the parties and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein, were made by Adelaide and none shall be of any force or effect.

C. Nothing in this Agreement shall bar or restrict Adelaide's right to obtain injunctive relief under applicable law.

                                  ARTICLE XXII
                          SEVERABILITY AND CONSTRUCTION

        Each section, part, term and provision of this Agreement, and any portion thereof shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule, or regulation in a final unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which Adelaide is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

                                  ARTICLE XXIII
                          WRITTEN APPROVALS AND WAIVERS

A. Adelaide shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, its right to demand Distributor's exact compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this license prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof, any failure by Adelaide to demand strict compliance with this Agreement, any forbearance, delay, failure or omission by Adelaide to exercise any right, power or option, whether of the same, similar or different nature, against Distributor or other Distributorships, or the acceptance by Adelaide of any payments due from Distributor after any breach of this Agreement.

        AS WITNESS the hands and seals of the duly authorized representatives of the parties hereto as of the day and year first above written.


  ADELAIDE HOLDINGS, INC.:


   Gary J. Arzt                                           [ILLEGIBLE]
-----------------------------------          -----------------------------------
                                             Witness



  DISTRIBUTOR:

   Paul Esposito                                          [ILLEGIBLE]
-----------------------------------          -----------------------------------
                                                Witness

                                   SCHEDULE B

Territory:              Connecticut, Maine, Massachusetts, New Hampshire, New
                        York, Rhode Island, Vermont

Price:                  $ 1,250,000.00

Down Payment:           $ 50,000.00
                        5 March 93    $ 30,000.00
                        30 April 93   $ 20,000.00

Balance Due:            $1,200,000.00

Yearly Minimum          Year One       $100,000.00
      Payment:          Year Two       $100,000.00
                        Year Three     $150,000.00
                        Year Four      $250,000.00
                        Year Five      $250,000.00
                        Year Six       $250,000.00
                        Year Seven     $100,000.00

 Terms:

                        (A) Paul Esposito will remit an additioanl Five Hundred ($500.00) Dollars over the Distributor price to Adelaide Holdings, Inc. for each machine sold into the territory. This additional payment will be applied to the yearly minimum payment for the territory.

                        (B) To maintain distributor rights, Paul Esposito must sell a minimum of one hundred (100) machines per year into the territory until the balance of One Million Two Hundred Thousand ($1,200,000.00) Dollars is paid. If Paul Esposito does meet the yearly minimum requirement by paying the additional Five Hundred (500.00) with each machine sale during any one any one year period, they will pay the difference to equal the yearly minimum amount required.

                                EXAMPLE: If during year one Paul Esposito sells one hundred and ninety (190) machines, the additional payment for machine sales payable to Adelaide Holdings, Inc. would have been Ninety Five Thousand ($95,000.00). Paul Esposito will need to make an additional payment of Five Thousand ($5,000.00) in order to meet the $100,000.00 minimum payment for that year. If Paul Esposito sells 500 machines in year one, the total additional payment to Adelaide Holdings, Inc. will be $250,000.00. The minimum number of machines to be sold in

Schedule B:
cont.

                                the territory will still remain at One Hundred per year.

                        (C)     Payment for the territory will not exceed seven
                                (7) years, from the date of the delivery of the first machine shipped to Paul Esposito. The only exception to this payment schedule is if Adelaide Holdings, Inc. is not able to ship the minimum requirement of machines per year.